FORM 5

        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
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1. Name and Address of Reporting Person

           Londo                  Darold                         J.
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           (Last)                (First)                      (Middle)

        8501 Excelsior
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        (Street)

        Madison                         WI                       53717
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        (City)                        (State)                    (Zip)
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2. Issuer Name and Ticker or Trading Symbol

        Chorus Communications Group, Ltd. / CCGL
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year

        2000
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director                                   10% Owner
    X  Officer (give title below)                 Other (specify below)

        President, Chorus Networks, Inc.
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

        Common stock
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2. Transaction Date (Month/Day/Year)

        1/14/00
        4/3/00
        7/6/00
        10/4/00
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3. Transaction Code (Instr. 8)

        P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

        18                          A                       $14.39
        18                          A                       $12.99
        28                          A                       $12.54
        20                          A                       $13.50
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       Amount             (A) or (D)                         Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

        177
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

        D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]



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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
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2. Conversion or Exercise Price of Derivative Security

        $15.00
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3. Transaction Date (Month/Day/Year)

        4/27/00
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4. Transaction Code (Instr. 8)

        A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

        7000   (A)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

           See Explanation                                    4/27/10
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           Date Exercisable                                  Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

        Common Stock                                      7000
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        Title                                     Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

   7000
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

   D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]




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   EXPLANATION OF RESPONSES:

Option is fully vested and becomes exercisable, subject to certain conditions, on 4/27/06.


       /s/ Darold J. Londo                          February 14 , 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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